                                 [LETTERHEAD]


G. CLYDE BUCK
MANAGING DIRECTOR


                                       May 26, 1999


PERSONAL AND CONFIDENTIAL
-------------------------


Mobley Environmental Services, Inc.
111 Congress Avenue, Suite 1400
Austin, Texas 78701

Attention:  Mr. John Mobley
            President, Chief Financial Officer and Secretary

Dear John:

     You have advised Harris Webb & Garrison, Inc. ("HWG") that a confidential proposed investor, Harvard Capital, L.L.C. ("Harvard") has proposed to acquire the outstanding Class A common stock of Mobley Environmental Services, Inc. ("Mobley") at a price of $0.20 per share in cash via a cash tender offer for at least 50 percent of the Class A common shares. You have requested that HWG act as financial advisor and issue an opinion ("Opinion") as to the fairness to the Class A shareholders of Mobley of the financial terms of the Proposed Investment.

     HWG, as part of its investment banking business, is frequently engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements, and valuations for estate, corporate and other purposes.

     In arriving at our opinion, we have, among other things:

     1. Reviewed a draft dated 5/25/99 of a tender offer agreement between Harvard and Mobley;

     2. Reviewed a letter of intent dated 3/23/99 from Harvard regarding the potential purchase of at least 50% of Mobley's Class A common shares;

     3. Reviewed a draft of Mobley's Form 10-Q for the quarterly period ended 3/31/99;

Mobley Environmental Services, Inc.
May 26, 1999
Page 2

--------------------------------------------------------------------------------

     4.  Reviewed Mobley's Form 10-Q for the quarterly period ended 9/30/98;

     5.  Reviewed Mobley's Form 10-KSB for the year ended 12/31/98;

     6. Reviewed Mobley's Preliminary Financial Statements for the year ended 12/31/98 prepared by KPMG;

     7. Reviewed Plaintiffs' Second Amended Original Petition for ADAMS V. AMERICAN ECOLOGY ENVIRONMENTAL SERVICES CORPORATION, F/K/A GIBRALTAR CHEMICAL RESOURCES, INC.;

     8. Reviewed Plaintiffs' Third Amended Original Petition for DANIELS V. GIBRALTAR CHEMICAL RESOURCES, INC.;

     9. Reviewed Plaintiffs' Fourth Amended Original Class Action Petition FOR WILLIAMS V. GIBRALTAR CHEMICAL RESOURCES, INC.;

    10. Discussed with management of Mobley the outlook for future operating results, assets and liabilities of the company, materials in the foregoing documents, and other matters we considered relevant to our inquiry; and

    11. Considered such other information, financial studies, analyses and investigations as we deemed relevant under the circumstances.

    In our review and in arriving at our opinion, we have, with your permission, (i) not independently verified any of the foregoing information and have relied upon its being complete and accurate in all material respects, and (ii) not made an independent evaluation or appraisal of specific assets of Mobley. Our Opinion is provided to you pursuant to the terms of our engagement letter dated April 6, 1999.

    Based upon and subject to the foregoing, it is our Opinion that, as of the date hereof, the consideration to be received pursuant to the proposed transaction is fair to the Class A shareholders of Mobley from a financial point of view.

                                       HARRIS WEBB & GARRISON, INC.



                                       By:  /s/ G. Clyde Buck
                                            ---------------------------------
                                            G. Clyde Buck
                                            Managing Director